Exhibit 3.2.87

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Agreement”) of OSI International, LLC, a Florida limited liability company (the “Company”) is entered into as of the 14th day of June, 2007, by the Company and OSI Restaurant Partners, LLC, a Delaware limited liability company, as a member (the “Member”).

The Member in order to form a limited liability company pursuant to and in accordance with the Florida Limited Liability Company Act, as amended from time to time (Florida Statutes, Chapter 608) (the “Act”), hereby agrees with the Company as follows:

Section 1. Formation, etc.

The Company was originally formed as a Florida corporation. The Company was converted from a Florida corporation into a Florida limited liability company pursuant to the Act by the filing of the Certificate of Conversion (as defined below) with the Department of State of Florida on June 14, 2007 (the “Effective Date”). The rights, duties and liabilities of the Member shall be determined pursuant to the Act and this Agreement. To the extent that the provisions of this Agreement pertaining to such rights, duties, liabilities or any other matters herein vary from, supplant or supplement those provisions of the Act pertaining to such matters, then this Agreement shall, to the fullest extent permitted by the Act, control. By execution hereof, the member is admitted as a member of the Company and shall acquire a limited liability interest in the Company, effective as of the Effective Date.

Section 2. Name.

The name of the limited liability company shall be OSI International, LLC.

Section 3. Member.

The name and the business, residence or mailing addresses of the Member is as follows:

Name	Address
OSI Restaurant Partners, LLC	2202 North West Shore Boulevard Suite 500 Tampa, Florida 33607

Section 4. Registered Office/Registered Agent.

The address of the registered office of the Company in the State of Florida, and the name and address of the registered agent of the Company for service of process on the Company in the State of Florida, is c/o CT Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324.

Section 5. Certificate of Conversion.

Each of the Member and Joseph J. Kadow is hereby designated as an authorized person within the meaning of the Act to execute, deliver and file the certificate of conversion of the Company (the “Certificate of Conversion”), and to execute, deliver and file any amendments or restatements of the Certificate or any certificate of cancellation of the Certificate.

Section 6. Purpose/Powers.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of said purposes, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Florida.

Section 7. Management.

Management, operation and policy of the Company shall be vested exclusively in the Member, and there shall be no “manager” within the meaning of the Act. The Member, acting through its duly authorized agents, is authorized and empowered on behalf and in the name of the Company to perform all acts and engage in all activities and transactions which it may in its sole discretion deem necessary or advisable in order to cause the Company to carry out its purpose and exercise the powers granted to the Company hereunder and under the Act. The Member is an agent of the Company and the actions of such Member in such capacity shall be binding on the Company without liability to the Member so acting.

Section 8. Agents.

The Member by written instrument signed by the Member shall have the power to appoint agents to act for the Company with such titles as the Member deems appropriate and to delegate to such agents such of the powers as are held by the Member hereunder as the Member may determine. The Member by written instrument signed by the Member may, in the sole discretion of the Member, ratify any act previously taken by an agent acting on behalf of the Company. Except as provided in this Section 8, the Member shall be the sole person with the power to bind the Company.

Section 9. Reliance by Third Parties.

Any person or entity dealing with the Company or the Member may rely upon a certificate signed by the Member as to: (a) the identity of the Member, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or are in any other manner germane to the affairs of the Company, (c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company or (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member.

Section 10. Capital Contributions.

The Member has contributed $100.00 in cash, as its initial capital contribution to the Company. The Member may make, but shall not be required to make, additional capital contributions to the Company.

Section 11. Units; Member Interest Certificate.

The entire interest of the Member in the capital and profits of the Company, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement and the Act, together with the obligations of the Member to comply with all the terms and provisions of this Agreement (the Member’s “Interest”) shall be divided into 100 Units. The Member shall receive a certificate stating the number of Units held by the Member in such form as shall, in conformity with law and this Agreement, be prescribed from time to time by the Member (a “Member Interest Certificate”), and the Company shall maintain a record of the ownership of Interests which shall be amended from time to time to reflect transfers of ownership of Interests.

Section 12. Interest as Securities.

The Member’s Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 102(a)(15) thereof) as in effect from time to time in the State of Florida, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Florida (Florida Statutes, Sections 678.0111, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

Section 13. Taxation.

It is the intent of the Member that since the Company has a single member, the Company shall be disregarded as an entity separate from the Member for federal tax purposes.

Section 14. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 15. Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

Section 16. Dissolution.

The Company shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon (a) the election of the Member, which shall be evidenced by a writing signed by the Member, or (b) the entry of a decree of judicial dissolution under Section 608.441(3) of the Act. For the avoidance of doubt, none of the events described in Section 608.4237 of the Act shall cause the Member to cease to be a member of the Company.

Section 17. Indemnification.

To the fullest extent permitted bylaw, the Company shall indemnify, defend and hold harmless the Member, the Member’s officers, directors, partners, members, shareholders, employees, accountants, counsel and agents, and the employees, officers, accountants, counsel and agents of the Company (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Section 17), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Indemnified Person by virtue of such Indemnified Person’s position with the Company, including reasonable attorney’s fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage.

Section 18. Assignments.

The Member may assign its limited liability company interest to any person, which person shall become a Member upon the transfer of the Member Interest Certificate and the recording of such transfer in the records of the company.

Section 19. Amendments.

This Agreement may be amended or restated in writing from time to time by the Member.

Section 20. Liability of Member.

The Member shall not have any liability for any obligations or liabilities of the Company.

Section 21. Governing Law.

This Agreement shall be governed by, and construed under, the laws of the State of Florida, all rights and remedies being governed by said laws.

Section 22. Entire Operating Agreement.

This Agreement constitutes the entire “operating agreement” of the Company for purposes of the Act, and it shall supersede all prior agreements and understandings pertaining thereto. For the avoidance of doubt, this Agreement shall not be deemed amended or modified by any oral statements or undertakings or any course of dealing or similar principles of contract law.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date and year first above written.

OSI INTERNATIONAL, LLC

By:	/s/ Joseph J. Kadow
Joseph J. Kadow, a Duly Authorized Person

OSI RESTAURANT PARTNERS, LLC

By:	/s/ Joseph J. Kadow
Joseph J. Kadow, a Duly Authorized Person